EXHIBIT 10(xvii)

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into as of February 28, 2006 by and between CRESCENT STATE BANK, a North Carolina banking corporation (hereinafter referred to as the “Bank”) and Ray Vaughn of Cary, North Carolina (hereinafter referred to as the “Officer”).

For and in consideration of their mutual promises, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties agree as follows:

1. Employment. The Bank agrees to employ the Officer and the Officer agrees to accept employment upon the terms and conditions stated herein as Senior Vice President and Chief Operating Officer of the Bank. The Officer shall render such administrative and management services to the Bank as are customarily performed by persons situated in a similar executive capacity. Officer shall faithfully and diligently discharge his duties and responsibilities under this Agreement and shall use his best efforts to implement the policies established by the Bank. Officer hereby agrees to devote such number of hours of his working time and endeavors to the employment granted hereunder as Officer and the Bank shall deem to be necessary to discharge his duties hereunder, and, for so long as employment hereunder shall exist, Officer shall not engage in any other occupation which requires a significant amount of Officer’s personal attention during the Bank’s regular business hours or which otherwise interferes with Officer’s attention to or performance of his duties and responsibilities as an officer of the Bank hereunder except with the prior written consent of the President of the Bank. However, nothing herein contained shall restrict or prevent Officer from personally, and for Officer’s own account, trading in stocks, bonds, securities, real estate or other forms of investment for Officer’s own benefit so long as said activities do not interfere with Officer’s attention to or performance of his duties and responsibilities as an officer of the Bank hereunder. Upon the request of the Bank, the Officer shall disclose all business activities or commercial pursuits in which Officer is engaged, other than Bank duties.

2. Compensation. The Bank shall pay the Officer during the term of this Agreement, as compensation for all services rendered by the Officer to the Bank, a base salary at the rate of $140,000 per annum, payable in cash not less frequently than monthly. The rate of such salary shall be reviewed by the President of the Bank not less often than annually, who may increase, but shall not decrease, such rate during the term of this Agreement. Such rate of salary, or increased rate of salary, as the case may be, may be further increased from time to time in such amounts as the Bank shall, in its sole discretion, deem necessary. Participation in the Bank’s incentive compensation, deferred compensation, discretionary bonus, profit-sharing, retirement and other employee benefit plans and participation in any fringe benefits shall not reduce the salary payable to the Officer under this Paragraph. In the event of a Change in Control (as defined in Paragraph 10), the Officer’s rate of salary shall be increased not less than five percent annually during the term of this Agreement. Any payments made under this Agreement shall be subject to such deductions as are required by law or regulation or as may be agreed to by the Bank and the Officer.

3. Discretionary Bonuses. During the term of this Agreement, the Officer may be entitled to such discretionary bonuses as may be authorized, declared and paid by the Directors to the Bank’s key management employees. No other compensation provided for in this Agreement shall be deemed a substitute for the Officer’s right to such discretionary bonuses when and as declared by the Directors.

4. Participation in Retirement and Employee Benefit Plans; Fringe Benefits.

(a) The Bank shall provide family medical coverage and disability insurance for the Officer and the Officer shall also be entitled to participate in any plan relating to stock options, stock purchases, pension, thrift, profit sharing, group life insurance, education, or other retirement or employee benefits that the Bank has adopted, or may, from time to time adopt, for the benefit of its employees or for employees generally, subject to the eligibility rules of such plans.

(b) The Bank shall pay the expenses of the Officer for membership dues in civic and country clubs.

(c) The Officer shall also be entitled to participate in any other fringe benefits which are now or may be or become applicable to the Bank’s executive employees, including the payment of reasonable expenses for attending annual and periodic meetings of trade associations, and any other benefits which are commensurate with the duties and responsibilities to be performed by the Officer under this Agreement. Additionally, the Officer shall be entitled to such vacation and sick leave as shall be established under uniform employee policies promulgated by the Directors. The Bank shall reimburse the Officer for all out-of-pocket reasonable and necessary business expenses which the Officer may incur in connection with the Officer’s services on behalf of the Bank and which are documented to the reasonable satisfaction of the Bank.

5. Term. Unless sooner terminated as provided in this Agreement and subject to the right of either Officer or the Bank to terminate Officer’s employment at any time as provided herein, the initial term of this Agreement and Officer’s employment with the Bank hereunder shall be for a period commencing on the date hereof and continuing for a period of three (3) years. On each anniversary of the Effective Date of this Agreement, the term of this Agreement shall automatically be extended for an additional one (1) year period beyond the then effective expiration date unless written notice from the Bank or the Employee is received ninety (90) days prior to an anniversary date advising the other that this Agreement shall not be further extended.

6. Confidentiality; Noncompetition. Officer hereby acknowledges and agrees that (i) in the course of his service as an officer of the Bank, he will gain substantial knowledge of and familiarity with the Bank’s customers and its dealings with them, and other information concerning the Bank’s business, all of which constitutes valuable assets and privileged information that is particularly sensitive due to the fiduciary responsibilities inherent in the banking business; and, (ii) in order to protect the Bank’s interest in and to assure it the benefit of its business, it is reasonable and necessary to place certain restrictions on Officer’s ability to compete against the Bank and on his disclosure of information about the Bank’s business and customers. For that purpose, and in consideration of the Bank’s agreements contained herein, Officer covenants and agrees as provided below.

(a) Covenant Not to Compete. During a period of one (1) year following the effective date of termination of this Agreement or Officer’s employment with the Bank for any reason other than for “Cause” as defined in Paragraph 8(c) of this Agreement, Officer will not “Compete” (as defined below), directly or indirectly, with the Bank in Wake County, North Carolina, or any county contiguous to Wake County North Carolina, or any county in North Carolina in which the Bank has, or establishes during the term hereof (or any renewal of the term hereof), a full service or loan production office (the “Relevant Market”).

For the purposes of this Paragraph 6, the following terms shall have the meanings set forth below:

Compete. The term “Compete” means: (i) soliciting or securing deposits from any Person residing in the Relevant Market for any Financial Institution; (ii) soliciting any Person residing in the Relevant Market to become a borrower from any Financial Institution, or assisting (other than through the performance of ministerial or clerical duties) any Financial Institution in making loans to any such Person; (iii) inducing or attempting to induce any Person who is a Customer of the Bank, to change such Customer’s depository, loan and/or other banking relationship from the Bank to another Financial Institution; (iv) inducing or attempting to induce any Person who is an employee of the Bank to leave the employ of the Bank; (v) acting as a consultant, officer, director, independent contractor, or employee of any Financial Institution or proposed Financial Institution that has or proposes to have its main or principal office in the Relevant Market, or, in acting in any such capacity with any other Financial Institution or proposed Financial Institution, to maintain an office or be employed at or assigned to or to have any direct involvement in the management, business or operation of any office of such Financial Institution or proposed Financial Institution located or to be located in the Relevant Market; or (vi) communicating to any Financial Institution the names or addresses or any financial information concerning any Person who was a Customer of the Bank at the date of Officer’s termination of this Agreement.

Customer. The term “Customer” means any Person with whom, as of the effective date of termination of this Agreement or Officer’s employment with the Bank for any reason, the Bank has or has had a depository, loan and/or other banking relationship.

Financial Institution. The term “Financial Institution” means any federal or state chartered bank, savings bank, savings and loan association or credit union, or any holding company for or corporation that owns or controls any such entity, or any other Person engaged in the business of making loans of any type or receiving deposits, other than the Bank.

Person. The term “Person” means any natural person or any corporation, partnership, proprietorship, joint venture, limited liability company, trust, estate, governmental agency or instrumentality, fiduciary, unincorporated association or other entity.

(b) Confidentiality Covenant. Officer covenants and agrees that any and all data, figures, projections, estimates, lists, files, records, documents, manuals or other such materials or information (financial or otherwise) relating to the Bank and its banking business, regulatory examinations, financial results and condition, lending and deposit operations, customers (including lists of the Bank’s customers and information regarding their accounts and business dealings with the Bank), policies and procedures, computer systems and software, shareholders, employees, officers and directors (herein referred to as “Confidential Information”) are proprietary to the Bank and are valuable, special and unique assets of the Bank’s business to which Officer will have access during his employment with the Bank. Officer agrees that (i) all such Confidential Information shall be considered and kept as the confidential, private and privileged records and information of the Bank, and (ii) at all times during the term of his employment with the Bank and following the termination of this Agreement or his employment for any reason, and except as shall be required in the course of the performance by Officer of his duties on behalf of the Bank or otherwise pursuant to the direct, written authorization of the Bank, Officer will not: divulge any such Confidential Information to any other Person or Financial Institution; remove any such Confidential Information in written or other recorded form from the Bank’s premises; or make any use of any Confidential Information for his own purposes or for the benefit of any Person or Financial Institution other than the Bank. However, following the termination of Officer’s employment with the Bank, this subparagraph (b) shall not apply to any Confidential Information which then is in the public domain (provided that Officer was not responsible, directly or indirectly, for permitting such Confidential Information to enter the public domain without the Bank’s consent), or which is obtained by Officer from a third party which or who is not obligated under an agreement of confidentiality with respect to such information.

(c) Remedies for Breach. Officer understands and agrees that a breach or violation by him of the covenants contained in Paragraph 6(a) or 6(b) of this Agreement will be deemed a material breach of this Agreement and will cause irreparable injury to the Bank, and that it would be difficult to ascertain the amount of monetary damages that would result from any such violation. In the event of Officer’s actual or threatened breach or violation of the covenants contained in Paragraph 6(a) or 6(b), the Bank shall be entitled to bring a civil action seeking an injunction restraining Officer from violating or continuing to violate those covenants or from any threatened violation thereof, or for any other legal or equitable relief relating to the breach or violation of such covenant. Officer agrees that, if the Bank institutes any action or proceeding against Officer seeking to enforce any of such covenants or to recover other relief relating to an actual or threatened breach or violation of any of such covenants, Officer shall be deemed to have waived the claim or defense that the Bank has an adequate remedy at law and shall not urge in any such action or proceeding the claim or defense that such a remedy at law exists. However, the exercise by the Bank of any such right, remedy, power or privilege shall not preclude the Bank or its successors or assigns from pursuing any other remedy or exercising any other right, power or privilege available to it for any such breach or violation, whether at law or in equity, including the recovery of damages, all of which shall be cumulative and in addition to all other rights, remedies, powers or privileges of the Bank.

Notwithstanding anything contained herein to the contrary, Officer agrees that the provisions of Paragraphs 6(a) and 6(b) above and the remedies provided in this

Paragraph 6(c) for a breach by Officer shall be in addition to, and shall not be deemed to supersede or to otherwise restrict, limit or impair the rights of the Bank under the Trade Secrets Protection Act contained in Article 24, Chapter 66 of the North Carolina General Statutes, or any other state or federal law or regulation dealing with or providing a remedy for the wrongful disclosure, misuse or misappropriation of trade secrets or other proprietary or confidential information.

(d) Survival of Covenants. Officer’s covenants and agreements and the Bank’s rights and remedies provided for in this Paragraph 6 shall survive any termination of this Agreement or Officer’s employment with the Bank.

7. Standards. The Officer shall perform his duties and responsibilities under this Agreement in accordance with such reasonable standards expected of employees with comparable positions in comparable organizations and as may be established from time to time by the President of the Bank. The Bank will provide the Officer with the working facilities and staff customary for similar executives and necessary for the Officer to perform his duties.

8. Termination and Termination Pay.

(a) The Officer’s employment under this Agreement shall be terminated upon the death of the Officer during the term of this Agreement, in which event, the Officer’s estate shall be entitled to receive the compensation due the Officer through the last day of the calendar month in which the Officer’s death shall have occurred and for a period of one month thereafter.

(b) The Officer’s employment under this Agreement may be terminated at any time by the Officer upon 60 days’ written notice to the Directors. Upon such termination, the Officer shall be entitled to receive compensation through the effective date of such termination.

(c) The President may terminate the Officer’s employment at any time, but any termination by the President, other than termination for Cause, shall not prejudice the Officer’s right to compensation or other benefits under this Agreement. The Bank shall provide written notice specifying the grounds for termination for Cause. The Officer shall have no right to receive compensation or other benefits for any period after termination for Cause. Termination for Cause shall include termination because of the Officer’s personal dishonesty or moral turpitude, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. Notwithstanding such termination, the obligations under Paragraph 6 shall survive any termination of employment.

(d) Subject to the Bank’s obligations and the Officer’s rights under (i) Title I of the Americans with Disabilities Act, §504 of the Rehabilitation Act, and the Family and Medical Leave Act, and to (ii) the vacation leave, disability leave, sick leave and any other leave policies of the Bank, the Officer’s employment under this Agreement automatically shall be terminated in the event the Officer becomes disabled during the term of this Agreement and it is determined by the Bank that the Officer is unable to perform the essential functions of the Officer’s job under this Agreement for ninety (90) business days or more during any 12-month period. Upon any such termination, the Officer shall be entitled to receive any compensation the Officer shall have earned prior to the date of termination but which remains unpaid, and shall be entitled to any payments provided under any disability income plan of the Bank which is applicable to the Officer.

In the event of any disagreement between the Officer and the Bank as to whether the Officer is physically or mentally incapacitated such as will result in the termination of the Officer’s employment pursuant to this Paragraph 8(d), the question of such incapacity shall be submitted to an impartial physician licensed to practice medicine in North Carolina for determination and who will be selected by mutual agreement of the Officer and the Bank, or failing such agreement, by two (2) physicians (one (1) of whom shall be selected by the Bank and the other by the Officer), and such determination of the question of such incapacity by such physician or physicians shall be final and binding on the Officer and the Bank. The Bank shall pay the reasonable fees and expenses of such physician or physicians in making any determination required under this Paragraph 8(d).

9. Additional Regulatory Requirements. Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that the Bank (or any of its successors in interest) shall not be required to make any payment or take any action under this Agreement if:

(a) such payment or action is prohibited by any governmental agency having jurisdiction over the Bank (hereinafter referred to as “Regulatory Authority”) because the Bank is declared by such Regulatory Authority to be insolvent, in default or operating in an unsafe or unsound manner; or,

(b) in the reasonable opinion of counsel to the Bank, such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to the Bank, including, without limitation, the Federal Deposit Insurance Act as now in effect or hereafter amended, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) otherwise would be prohibited by any Regulatory Authority.

10. Change in Control.

(a) In the event of a termination of the Officer’s employment in connection with, or within twenty-four (24) months after, a “Change in Control” (as defined in Subparagraph (d) below) of the Bank other than for Cause (as defined in Paragraph 8(c) hereof), the Officer shall be entitled to receive the amount set forth in Subparagraph (c) below. Said sum shall be payable as provided in Subparagraph (e) below.

(b) In addition to any rights the Officer might have to terminate this Agreement contained in Paragraph 8, the Officer shall have the right to terminate this Agreement upon the occurrence of any of the following events (the “Termination Events”) within twenty-four (24) months following a Change in Control of the Bank:

(i) Officer is assigned any duties and/or responsibilities that, in Officer’s reasonable determination, are inconsistent with or constitute a demotion or reduction in the Officer’s position, duties, responsibilities or status as such existed at the time of the Change in Control or with his reporting responsibilities or titles with the Bank in effect at such time, regardless of Officer’s resulting position; or

(ii) Officer’s annual base salary rate is reduced below the annual amount in effect as of the effective date of a Change in Control or as the same shall have been increased from time to time following such effective date; or

(iii) Officer’s life insurance, medical or hospitalization insurance, disability insurance, stock options plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans or similar plans or benefits being provided by the Bank to the Officer as of the effective date of the Change in Control are reduced in their level, scope or coverage, or any such insurance, plans or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Bank who participated in such benefits prior to such Change in Control; or

(iv) Officer is transferred to a location which is in excess of 25 miles from his current principal work location without the Officer’s express written consent.

A Termination Event shall be deemed to have occurred on the date such action or event is implemented or takes effect.

(c) In the event that the Officer’s employment is terminated pursuant to this Paragraph 10, the Bank will be obligated to pay or cause to be paid to Officer an amount equal to 2.00 times the Officer’s “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

(d) For the purposes of this Agreement, the term Change in Control shall mean any of the following events:

(i) After the effective date of this Agreement, any “person” (as such term is defined in Section 7(j)(8)(A) of the Change in Bank Control Act of 1978), directly or indirectly, acquires beneficial ownership of voting stock, or acquires beneficial ownership of voting stock, or acquires irrevocable proxies or any combination of voting stock and irrevocable proxies, representing twenty-five percent (25%) or more of any class of voting securities of the Bank, or acquires control of, in any manner, the election of a majority of the Directors; or

(ii) The Bank consolidates or merges with or into another corporation, association or entity, or is otherwise reorganized, where the Bank is not the surviving corporation in such transaction; or

(iii) All or substantially all of the assets of the Bank are sold or otherwise transferred to or are acquired by any other corporation, association or other person, entity or group.

Notwithstanding the other provisions of this Paragraph 10, a transaction or event shall not be considered a Change in Control if, prior to the consummation or occurrence of such transaction or event, Officer and Bank agree in writing that the same shall not be treated as a Change in Control for purposes of this Agreement.

(e) Such amounts payable pursuant to this Paragraph 10 shall be paid, at the option of the Officer, either in one lump sum or in thirty-six (36) equal monthly payments following termination of Officer’s employment.

(f) Following a Termination Event which gives rise to Officer’s rights hereunder, the Officer shall have twelve (12) months from the date of occurrence of the Termination Event to terminate this Agreement pursuant to this Paragraph 10. Any such termination shall be deemed to have occurred only upon delivery to the Bank (or to any successor corporation) of written notice of termination which describes the Change in Control and the Termination Event. If Officer does not so terminate this Agreement within such twelve-month period, he shall thereafter have no further rights hereunder with respect to that Termination Event, but shall retain rights, if any, hereunder with respect to any other Termination Event as to which such period has not expired.

(g) It is the intent of the parties hereto that all payments made pursuant to this Agreement be deductible by the Bank for federal income tax purposes and not result in the imposition of an excise tax on the Officer. Notwithstanding anything contained in this Agreement to the contrary, any payments to be made to or for the benefit of the Officer which are deemed to be “parachute payments” as that term is defined in Section 280G of the Code, shall be modified or reduced to the extent deemed to be necessary by the Directors to avoid the imposition of excise taxes on the Officer under Section 4999 of the Code or the disallowance of a deduction to the Bank under Section 162 of the Code.

(h) In the event any dispute shall arise between the Officer and the Bank as to the terms or interpretation of this Agreement, including this Paragraph 10, whether instituted by formal legal proceedings or otherwise, including any action taken by the Officer to enforce the terms of this Paragraph 10 or in defending against any action taken by the Bank, the Bank shall reimburse the Officer for all costs and expenses, proceedings or actions, in the event the Officer prevails in any such action.

11. Successors and Assigns. (a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by conversion, merger, purchase or otherwise, all or substantially all of the assets of the Bank.

(b) Since the Bank is contracting for the unique and personal skills of the Officer, the Officer shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank.

12. Modification; Wavier; Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Officer and on behalf of the Bank by such officer as may be specifically designated by the Board of Directors. No waiver by either party hereto, at any time, of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No amendment or addition to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

13. Applicable Law. This Agreement shall be governed in all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of North Carolina, except to the extent that federal law shall be deemed to apply.

14. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

15. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the transactions described herein and supersedes any and all other oral or written agreements between any of the parties hereto other than those contained herein in writing.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first hereinabove written.

CRESCENT STATE BANK

	By:	/s/ Michael G. Carlton
Michael G. Carlton
President and Chief Executive Officer

ATTEST:

/s/ Bruce W. Elder
Corporate Secretary

OFFICER

	/s/ Ray D. Vaughn	[SEAL]
Ray D. Vaughn